Exhibit 10.2

June 25, 2010	$15,000,000.00	Tampa, Florida

REVOLVING LINE OF CREDIT PROMISSORY NOTE

FOR VALUE RECEIVED the undersigned, SUPERIOR UNIFORM GROUP, INC., a Florida corporation, (“Maker”), promises to pay to the order of FIFTH THIRD BANK, an Ohio corporation, together with any other holder hereof (“Holder”), at 201 East Kennedy Boulevard, Suite 1800, Tampa, Florida 33602 (or such other place as Holder may from time to time designate in writing, the principal sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00), plus accrued interest, to be paid in lawful money of the United States of America, as follows:

1)	This Note shall bear interest at a variable interest rate equal to 90 basis points (0.9%) above the LIBOR Rate (as hereinafter defined), adjusted monthly.

“LIBOR Rate” shall be defined as the rate (rounded upward, if necessary, to the next 1/8th of 1.0%) and adjusted for reserves if Holder is required to maintain reserves with respect to relevant advances, fixed by the British Bankers Association at 11:00 a.m., London time, relating to quotations for the thirty (30) day London InterBank Offered Rate on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP (“LIBOR Interest Period”), such rate as shall be determined in good faith by the Holder from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Holder at approximately 10:00 a.m. Cincinnati, Ohio time on the first day of a LIBOR Interest Period and which has a maturity corresponding to the maturity of the LIBOR Interest Period.

2)	Commencing on July 24, 2010, and continuing on the 24 day of every month thereafter until the Initial Maturity Date (“Initial Term”), monthly payments of interest only shall be due and payable. This Note shall mature on June 24, 2013 (the “Initial Maturity Date”) unless Maker is in full compliance with the terms of the Loan Agreement by and between Maker and Holder of even date herewith and has elected to extend and term-out the principal balance over the subsequent twelve (12) month period.

In the event Borrower elects to extend and term-out the Loan for an additional twelve (12) month period, Borrower shall notify Lender of such election in writing not less than thirty (30) days prior to the Initial Maturity Date.

In the event Maker has elected to extend and term-out the principal balance over the subsequent twelve (12) month period, Maker shall continue to make consecutive monthly payments of interest only until June 24, 2014 (the “Extended Maturity Date”).

In addition to all other amounts due to Lender hereunder and under the Revolving Line of Credit Note, Borrower shall pay to Lender on the first Business Day of each April, July, October and January, an availability fee equal to 0.15% (15 basis points) per annum on the average daily unused available principal under the Note for the preceding quarter or portion thereof.

3)	Interest on this Note shall be computed on the basis of a 360-day year as the case may be for the actual number of days elapsed.

4)	The outstanding principal indebtedness, together with all accrued and unpaid interest thereon, shall be due and payable on the Extended Maturity Date, unless acceleration is made by Holder pursuant to the provisions hereof.

5)	This Note may be prepaid in whole or in part at any time, without penalty or premium. Any payment or prepayment hereunder shall be applied first to unpaid costs of collection and late charges, if any, then to accrued and unpaid interest and the balance, if any, to installments of principal, in the inverse order of their maturity.

6)	This Note evidences a revolving line of credit. Proceeds may be disbursed by Holder to Maker, repaid by Maker, and reborrowed by Maker until (i) the Initial Maturity Date or (ii) an Event of Default, as defined in the Loan Agreement of even date hereof, has occurred, and remain uncured after any required notice and right to cure, under the terms of this Note or any Loan Document. No additional advances shall be permitted after the Initial Maturity Date. All advances under this Note shall be governed by the terms of the Loan Agreement. Notwithstanding the amount of this Note stated above, the total amount available to borrow under the terms of this Note shall be limited to the maximum amount set forth in the Loan Agreement.

7)	After maturity or acceleration, this Note shall bear interest at the Default Interest Rate until paid in full.

This Note has been executed and delivered in, and is to be governed by and construed under the laws of, the State of Florida, as amended, except as modified by the laws and regulations of the United States of America.

Maker shall have no obligation to pay interest or payments in the nature of interest in excess of the maximum rate of interest allowed to be contracted for by law, as changed from time to time, applicable to this Note (the “Maximum Rate”). Any interest in excess of the Maximum Rate paid by Maker (“excess sum”) shall be credited as a payment of principal, or, if Maker so requests in writing, returned to Maker, or, if the indebtedness and other obligations evidenced by this Note have been paid in full, returned to Maker together with interest at the same rate as was paid by Maker during such period. Any excess sum credited to principal shall be credited as of the date paid to Holder. The Maximum Rate varies from time to time and from time to time there may be no specific maximum rate. Holder may, without such action constituting a breach of any obligations to Maker, seek judicial determination of the applicable rate of interest, and its obligation to pay or credit any proposed excess sum to Maker.

The “Default Interest Rate” shall be five percent (5%) over the interest rate set forth in Section 1 above (the “Contract Rate”), in the event no specific maximum rate is applicable, the Maximum Rate shall be eighteen percent (18%) per annum. Notwithstanding the foregoing, in the event that the Holder shall elect not to declare this Note immediately due and payable during an Event of Default, including the failure of the Maker or any endorser hereof to provide financial statements as provided or to be provided pursuant to the terms that certain Loan Agreement dated of even date herewith, the terms and provisions of which are incorporated herein by reference, the Holder shall send written notice of such default to the Maker and, commencing with the thirtieth (30th) day after mailing of such written notice, the interest rate which shall thereafter accrue upon the outstanding principal balance of the indebtedness evidenced by this Note shall increase one half of one percent (0.50%) for the first ninety (90) days of said default, and increase an additional one quarter of one percent (.25%) for each ninety (90) day period thereafter until such time as the Event of Default has been cured (“Modified Default Rate”). Upon the curing of the said Event of Default, the interest rate which shall thereafter accrue on the outstanding principal balance due under this Note shall be the Contract Rate.

Holder shall have the right to declare the total unpaid balance hereof to be immediately due and payable in advance of the Initial Maturity Date or Extended Maturity Date, where applicable, upon the failure of Maker to pay within ten (10) days when due any payment of principal or interest or other amount due hereunder; or upon the occurrence of an Event of Default pursuant to any other Loan Document now or hereafter evidencing this Note. Exercise of this right shall be without notice to Maker or to any other person liable for payment hereof, notice of such exercise being hereby expressly waived. No advances otherwise allowed under the terms of this Note may be requested or made during the existence of any Event of Default.

Subject to Holder’s exercise of a Modified Default Rate, if any payment is not paid when due (whether by acceleration or otherwise) or within ten (10) days thereafter, Maker agrees to pay to Holder a late payment fee as provided for in any loan agreement or five percent (5%) of the payment amount whichever is greater with a minimum fee of Twenty and no/100 Dollars ($20.00). After an Event of Default, Maker agrees to pay to Holder a late payment fee of Twenty-Five and no/100 Dollars ($25.00), or Maker agrees that Holder may, without notice, increase the Interest Rate by three percentage points (3%) (the “Default Rate”), whichever is greater. Holder may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason. The parties agree that said charges are a fair and reasonable charge for the late payment and shall not be deemed a penalty.

Time is of the essence hereunder. In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, Maker agrees to pay all costs of collection, including reasonable attorneys’ fees, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

Acceptance of partial payments or payments marked “payment in full” or “in satisfaction” or words to similar effect shall not affect the duty of Maker to pay all obligations due hereunder, and shall not affect the right of Holder to pursue all remedies available to it under any Loan Documents.

The remedies of Holder shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. No action or omission of Holder, including specifically any failure to exercise or forbearance in the exercise of any remedy, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing or as constituting a course of dealing, nor shall it be construed as a bar to, or as a waiver or release of, any subsequent remedy as to a subsequent event.

Maker hereby consents and submits to the jurisdiction of the courts of the State of Florida, and, notwithstanding its place of residence or organization or the place of execution of this Note, any litigation relating hereto, whether arising in contract or tort, by statute or otherwise, shall be brought in (and, if brought elsewhere, may be transferred to) a State court of competent jurisdiction in, at Holder’s option, Hillsborough County, Florida.

Any notice to be given or to be served upon any party hereto in connection with this Note, whether required or otherwise, may be given in any manner permitted under the Loan Agreement.

If more than one party shall execute this Note, the term “Maker” shall mean all parties signing this Note, who shall be jointly and severally obligated hereunder. The term “other person liable for payment hereof” shall include any endorser, guarantor, surety or other person now or hereafter primarily or secondarily liable for the payment of this Note, whether by signing this or another instrument.

Whenever the context so requires, the neuter gender includes the feminine and/or masculine, as the case may be, and the singular number includes the plural, and the plural number includes the singular.

Maker hereby (a) expressly waives any valuation and appraisal, presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, all other forms of notice whatsoever, and diligence in collection; (b) consents that Holder may, from time to time and without notice to any of them or demand, extend, rearrange, renew or postpone any or all payments.

Holder may request periodically as it deems necessary, complete and current financial statements, balance sheets, profit and loss statements, and cash flow information for Maker in accordance with the Loan Agreement.

Maker understands and agrees that the jury waiver, and any provision hereby incorporated by reference, constitute agreements of the Maker and a part of this note. Maker acknowledges receipt of a completed copy of this note.

JURY WAIVER. MAKER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ENTERING INTO THIS AGREEMENT. FURTHER, MAKER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF HOLDER, NOR THE HOLDER’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF THE HOLDER, NOR HOLDER’S COUNSEL HAS THE AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

Maker acknowledges that the above paragraph has been expressly bargained for by Holder as part of the loan evidenced hereby and that, but for Maker’s agreement and the agreement of any other person liable for payment hereof thereto, Holder would not have extended the loan for the term and with the interest rate provided herein.

IN WITNESS WHEREOF, Maker has executed this Note on the day and year first above written.

Address of Maker:	MAKER:

10055 Seminole Boulevard	SUPERIOR UNIFORM GROUP, INC., a Florida corporation
Seminole, Florida 33772

	By:	/S/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Executive Vice President and Chief Financial Officer